Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom llp

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July 18, 2023

Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as special tax counsel to Liberty Media Corporation, a Delaware corporation (“Liberty”), in connection with specified aspects of (i) the contribution of certain assets (the “Contribution”) by Liberty to Atlanta Braves Holdings, Inc., a newly formed Nevada corporation (“SplitCo”); (ii) the recapitalization of SplitCo’s outstanding common stock into Series A common stock (“Series A SplitCo Common Stock”), Series B common stock (“Series B SplitCo Common Stock”) and Series C common stock (“Series C SplitCo Common Stock,” and together with the Series A SplitCo Common Stock and Series B SplitCo Common Stock, “SplitCo Common Stock”); (iii) the distribution by Liberty of (A) Series A SplitCo Common Stock to the holders of Liberty’s Series A Liberty Braves common stock (“Series A Liberty Braves Common Stock”) in complete redemption of the outstanding Series A Liberty Braves Common Stock, (B) Series B SplitCo Common Stock to the holders of Liberty’s Series B Liberty Braves common stock (“Series B Liberty Braves Common Stock”) in complete redemption of the outstanding Series B Liberty Braves Common Stock, and (C) Series C SplitCo Common Stock to the holders of Liberty’s Series C Liberty Braves common stock (“Series C Liberty Braves Common Stock,” and together with the Series A Liberty Braves Common Stock and Series B Liberty Braves Common Stock, “Liberty Braves Common Stock”) in complete redemption of the outstanding Liberty Series C Braves Common Stock (the “Split-off”); (iv) the distribution of Series C SplitCo Common Stock by Liberty to the holders of Liberty’s Liberty Formula One common stock (“Liberty Formula One Common Stock”) following the Split-off (the “Formula One Distribution,” and together with the Split-off, the “Distribution”); and (v) the transfer of Series C SplitCo Common Stock by Liberty in exchange for certain indebtedness of Liberty following the Split-off (the “Debt-for-Equity Exchange,” and together with the Contribution, the Split-off, and the Formula One Distribution, the “Transactions”). Liberty has requested our opinion (the “Opinion”) regarding the U.S. federal income tax consequences of the Transactions.1

Liberty Media Corporation

July 18, 2023

In rendering this Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the letter furnished to Liberty by its financial advisor with respect to the Transactions, dated as of the date hereof (the “Banker Letter”); (ii) the registration statement on Form S-4 (File No. 333-268921) filed by Liberty with the Securities and Exchange Commission (the “SEC”) on December 20, 2022, including the joint proxy statement/prospectus that forms a part thereof and the exhibits attached thereto, as amended through the date hereof (the “Liberty Registration Statement”); (iii) the registration statement on Form S-4 (File No. 333-268922) filed by SplitCo with the SEC on December 20, 2022, including the joint proxy statement/prospectus that forms a part thereof and the exhibits attached thereto, as amended through the date hereof (together with the Liberty Registration Statement, the “Registration Statements”); (iv) all other submissions to the SEC related to the Registration Statements; (v) the agreements listed on Schedule A attached hereto (collectively, the “Agreements”); (vi) the officer’s certificate furnished to us by Liberty, dated as of the date hereof, together with the exhibits attached thereto (the “Liberty Officer’s Certificate”); (vii) the officer’s certificate furnished to us by SplitCo, dated as of the date hereof, together with the exhibits attached thereto (together with the Liberty Officer’s Certificate, the “Officer’s Certificates”); (viii) the representation letter furnished to us by Mr. John C. Malone, dated as of the date hereof (the “Malone Representation Letter”); and (ix) such other documents as we have considered necessary or appropriate as a basis for this Opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents.

As to certain facts material to this Opinion, we have relied upon the statements and representations set forth in the Officer’s Certificates and the Malone Representation Letter. We have assumed that such statements and representations are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise. We have also assumed that the Transactions and the other transactions contemplated by the Agreements will be consummated in accordance with their terms and in the manner described in the Registration Statements and the Agreements, that the Agreements are and will be legally binding on the parties, that none of the material terms or conditions contained therein will be waived or modified in any respect, and that the Debt-for-Equity Exchange will be consummated in the manner described in the Liberty Officer's Certificate. This Opinion is expressly conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above, including those contained in the Officer’s Certificates and the Malone Representation Letter. Any change or inaccuracy in or to such facts, information, covenants, representations, or warranties (including on account of events occurring after the consummation of the Transactions) could affect one or more of the conclusions stated herein.

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1            Unless otherwise indicated, all “section” references in this Opinion are to the Internal Revenue Code of 1986, as amended (the “Code”), or to the Treasury Department regulations promulgated thereunder (the “Treasury Regulations”).

Liberty Media Corporation

July 18, 2023

This Opinion is based on the Code, the Treasury Regulations, judicial decisions, published rulings and procedures of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date hereof. It should be noted that the authorities upon which this Opinion is based are subject to change at any time, possibly with retroactive effect. Any change in such authorities could affect one or more of the conclusions expressed herein. Moreover, an opinion of counsel represents counsel’s best judgment as to the outcome on the merits with respect to the matters addressed therein. Opinions of counsel are not binding on courts or the Service, and there can be no assurance that this Opinion will be accepted by the Service or, if challenged, by a court.

Based upon and subject to the foregoing and the conditions, limitations, assumptions and qualifications set forth herein, it is our opinion that, under current U.S. federal income tax law:

1.	The Contribution, followed by the Distribution, will qualify as a reorganization under section 368(a)(1)(D). Liberty and SplitCo will each be a “party to the reorganization” within the meaning of section 368(b).

2.	Liberty will not recognize income, gain, or loss on the Contribution. Sections 361(a), 357(a).

3.	SplitCo will not recognize gain or loss on the Contribution. Section 1032(a).

4.	SplitCo’s basis in each asset received from Liberty in the Contribution will be equal to Liberty’s basis in such asset immediately before the Contribution. Section 362(b).

Liberty Media Corporation

July 18, 2023

5.	SplitCo’s holding period in each asset received from Liberty in the Contribution will include Liberty’s holding period in such asset. Section 1223(2).

6.	Liberty will not recognize income, gain, or loss on the distribution of SplitCo Common Stock to holders of Liberty Braves Common Stock and holders of Liberty Formula One Common Stock in the Distribution. Section 361(c).

7.	Holders of Liberty Braves Common Stock will not recognize gain or loss, and will not otherwise be required to include any amount in income, upon the exchange of Liberty Braves Common Stock for SplitCo Common Stock in the Split-off. Section 355(a)(1).

8.	The aggregate basis of the SplitCo Common Stock received by each holder of Liberty Braves Common Stock in the Split-off will be the same as the stockholder’s aggregate basis in the Liberty Braves Common Stock surrendered in exchange for such SplitCo Common Stock. Section 358(a)(1).

9.	The holding period of the SplitCo Common Stock received by each holder of Liberty Braves Common Stock in the Split-off will include the holding period of the Liberty Braves Common Stock surrendered in exchange for such SplitCo Common Stock, provided that the stockholder holds such Liberty Braves Common Stock as a capital asset on the date of the Split-off. Section 1223(1).

10.	Except with respect to cash received in lieu of fractional shares of Series C SplitCo Common Stock, holders of Liberty Formula One Common Stock will not recognize gain or loss, and will not otherwise be required to include any amount in income, upon the receipt of Series C SplitCo Common Stock in the Formula One Distribution. Section 355(a)(1).

11.	With respect to each holder of Liberty Formula One Common Stock that receives Series C SplitCo Common Stock in the Formula One Distribution, the stockholder’s aggregate basis in the Liberty Formula One Common Stock and the Series C SplitCo Common Stock immediately after the Formula One Distribution will be the same as the stockholder’s aggregate basis in the Liberty Formula One Common Stock immediately before the Formula One Distribution on which such distribution is made, allocated in proportion to the fair market values of the Liberty Formula One Common Stock and the Series C SplitCo Common Stock. Section 358(b), (c); Treas. Reg. section 1.358-1(a).

Liberty Media Corporation

July 18, 2023

12.	The holding period of the Series C SplitCo Common Stock received by each holder of Liberty Formula One Common Stock in the Formula One Distribution will include the holding period of the Liberty Formula One Common Stock with respect to which such distribution is made, provided that the stockholder holds such Liberty Formula One Common Stock as a capital asset on the date of the Formula One Distribution. Section 1223(1).

13.	No income, gain or loss will be recognized by Liberty in the Debt-for-Equity Exchange other than any (i) deductions attributable to the fact that the Liberty debt exchanged in the Debt-for-Equity Exchange may be redeemed at a premium, (ii) income attributable to the fact that the Liberty debt exchanged in the Debt-for-Equity Exchange may be redeemed at a discount, and (iii) interest expense accrued with respect to the Liberty debt exchanged in the Debt-for-Equity Exchange. Section 361(c).

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Liberty Media Corporation

July 18, 2023

Except as set forth above, we express no opinion or other views regarding the tax consequences of the Transactions or any other transactions. This Opinion relates solely to the U.S. federal income tax consequences of the Transactions, and no opinion is expressed as to the tax consequences of the Transactions under any state, local, or foreign tax laws or under any U.S. federal tax laws other than those pertaining to income taxation. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this Opinion to reflect any legal developments or factual matters or changes arising after the date hereof.

We are furnishing this Opinion to Liberty solely in connection with the Transactions and the Registration Statements. We hereby consent to the use of our name in the Registration Statements and to the filing of this Opinion as an exhibit to the Registration Statements. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP